EXHIBIT 5.1

                                                                  (561) 689-4441

                                                            mharris@flseclaw.com

                                  July 11, 2000

SFBC International, Inc.
11190 Biscayne Blvd.
Miami, FL 33181

Attention: Lisa Krinsky, M.D.

         Re: SFBC International, Inc.

Dear Dr. Krinsky:

         You have advised us that SFBC International, Inc. (the "Company") is filing with the United States Securities and Exchange Commission a Registration Statement on Form SB-2/A-2 with respect to 1,437,500 shares of common stock, $.001 par value, warrants to purchase an additional 125,000 shares of common stock and the underlying shares of common stock, all of which will be offered for sale by the Company.

         In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company's shares of common stock as are presently outstanding and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

         You have advised us that as of July 10, 2000, the Company's authorized capital consists of 20,000,000 shares of common stock, $.001 par value per share, of which 2,335,736 shares are issued and outstanding and 5,000,000 shares of preferred stock, $.10 par value, of which no shares are issued and outstanding.

         After having examined the Company's Certificate of Incorporation, as amended, bylaws, minutes, and the financial statements contained in the Prospectus, we are of the opinion that the 1,437,500 shares of common stock, the warrants, and the 125,000 shares underlying such warrants to be offered by the Company will be, when offered and sold with valid consideration received, fully paid and non-assessable, duly authorized and validly issued.

         We consent to the use of our name in the Prospectus under the caption "Legal Matters".

                                                 Very truly yours,

                                                 /s/ Michael D. Harris
                                                 --------------------------
                                                     Michael Harris, P.A.